EXPENSE LIMITATION UNDERTAKING

                             ALLIANCEBERNSTEIN L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105

                                                      [______], 2006

The AllianceBernstein Pooling Portfolios
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

          AllianceBernstein L.P. herewith undertakes that for the Expense Limitation Period, as defined below, with respect to the AllianceBernstein Global Research Growth Portfolio and the AllianceBernstein Global Value Portfolio (each a "Portfolio" and together the "Portfolios") of The AllianceBernstein Pooling Portfolios, we shall cause the aggregate operating expenses of every character incurred to be limited to 0.15% of your aggregate average daily net assets for each Portfolio (the "Limitation").

          To determine the amount of each Portfolio's expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Portfolio (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Portfolio recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Portfolio's current day (the "Allowable Expenses"). If the expenses of a Portfolio for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day
(i) reduce our fees and/or (ii) reimburse you accordingly.

          For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating on August 31, 2007. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period of our determination not to extend this Undertaking beyond its then current term.

          We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Portfolios on Form N-1A with the Securities and Exchange Commission, in accruing the Portfolios' expenses for purposes of calculating net asset value per share and for other purposes, and expressly permit you to do so.

                                        Very truly yours,

                                        ALLIANCEBERNSTEIN L.P.

                                        By: AllianceBernstein Corporation,
                                            its general partner


                                        By:
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SK 00250 0453 661157